January 16, 2013

Dear Financial Advisor,

We are writing to inform you of several noteworthy developments within Cole Corporate Income Trust, Inc. (CCIT). CCIT recently acquired seven necessity corporate facilities with an aggregate purchase price of nearly $200 million; and the Board of Directors has decided to schedule an early close of the offering on August 30, 2013.

As you will recall, the primary investment objectives of CCIT include the acquisition of single-tenant, income-producing necessity corporate properties, net-leased long term to creditworthy tenants; providing reasonably stable current income; and the opportunity for capital appreciation. In accordance with the primary investment objectives and based on our outlook for the commercial real estate markets, CCIT has purchased 13 wholly-owned properties in nine states for $300 million, totaling 3.2 million square feet. The debt/leverage ratio of CCIT's consolidated real estate and related assets is 55.3%, and the overall weighted average credit rating of the S&P-rated tenants in the portfolio is BBB+.

Our analysis of industry data indicates that office and industrial markets are improving thanks to higher occupancy rates and rent growth, a low supply of new inventory, office job growth and institutional acquisition activity. As market fundamentals strengthen in the context of historically low levels of new construction, we continue to find solid investment opportunities in the office and industrial sectors at attractive cap rates that support CCIT's investment objectives, as we continue our efforts to build a world-class portfolio of office and industrial assets. The long-term leases and credit quality of the tenants, in addition to the strategic importance of the locations, were all key factors in identifying CCIT's recent acquisitions, which are detailed on the following page.

Separately, given the Board of Directors' decision to close CCIT's initial public offering later this year, subscription agreements for CCIT shares must be signed on or before August 30, 2013. Please note this important date as you meet with your clients regarding their real estate investment allocations. Following the completion of CCIT's public offering and the investment of the proceeds, we expect that the Board of Directors will begin to investigate potential strategic options to provide our stockholders with liquidity.

From now through CCIT's close, we will provide you with regular portfolio updates and additional materials to assist in your client communications. If you have any questions or need any additional information, please contact your Cole sales representative at 866-341-2653.

Thank you for your continued partnership, and for your clients' investment in CCIT.

Sincerely,

Marc Nemer President and Chief Executive Officer Cole Real Estate Investments	Jeff Holland, CFA Executive Vice President & Head of Capital Markets Cole Real Estate Investments

Certain statements in this letter may be considered forward-looking statements that reflect the current views of Cole's management with respect to future events. Forward-looking statements about Cole's and CCIT's plans, strategies, and prospects are based on current information, estimates, and projections; they are subject to risks and uncertainties, as well as known and unknown risks, which could cause actual results to differ materially from those projected or anticipated. Forward-looking statements are not intended to be a guarantee of any event, action, result, outcome or performance in future periods. Cole and CCIT do not intend or assume any obligation to update any forward-looking statements, and the reader is cautioned not to place undue reliance on them.

Cole Real Estate Investments • 2325 East Camelback Road, Suite 1100 • Phoenix, Arizona 85016
P: 602.778.8700 • F: 602.778.8780 • www.ColeCapital.com

RECENT CCIT ACQUISITIONS

AON Professional Services Building - $22,572,000
Located in the Chicago MSA, this 223,000-square-foot property serves as the national printing, distribution and administrative function for AON Hewitt's benefits consulting division. AON Corporation (S&P 'BBB+') provides risk management services, insurance and reinsurance brokerage, and human resource consulting and outsourcing services globally.

Amazon.com Fulfillment Center - $63,253,209
This recently completed build-to-suit fulfillment warehouse of more than 1 million square feet, located in Spartanburg, SC, is leased to Amazon.com (S&P 'AA-'). This property serves as a regional fulfillment center for Amazon.com, the world's largest online retailer.

Coliseum Centre I & II - $42,171,000
Totaling approximately 285,000 square feet, Coliseum Centre I & II are two prominent office buildings in Charlotte, NC, 100% leased to a combination of Compass Group USA, Inc., a wholly owned subsidiary of Compass Group PLC; Lend Lease (US) Construction Inc., a wholly-owned subsidiary of Lend Lease Group; and the United States Postal Service, which operates its investigation arm for the Southeast region.

Elizabeth Arden Distribution Center - $23,500,000
This 399,000-square-foot warehouse property in Roanoke, VA, located near the intersection of Route 460 and I-81, serves as a strategic distribution location to most major eastern markets. Elizabeth Arden, Inc. is a global prestige fragrance, skin care and cosmetics company, and this property is its only large-scale distribution center in the United States.

FedEx Ground - $12,750,000
A 150,000-square-foot FedEx (S&P 'BBB') Ground distribution facility in Salt Lake City, UT, ideally located near rail and ground transportation hubs, is part of the Rockefeller Group Foreign Trade Zone, which offers users the ability to directly deliver merchandise and bypass many customs restrictions, improving efficiencies.

Honeywell - Handheld Products Office Headquarters - $10,400,000
The 60,000-square-foot property, located in Fort Mill, SC, is the headquarters for Honeywell's Scanning and Mobile Productivity business. The Honeywell (S&P 'A') unit, which consistently ranks as Honeywell's largest business segment, manufactures handheld scanning devices, including barcode scanners and mobile computers, as well as supporting software and services.

Toro Distribution Center - $22,470,243
This recently completed 450,000-square-foot Toro Distribution Center, located near Des Moines, IA, was a build-to-suit for The Toro Company (S&P 'BBB'), a worldwide provider of turf maintenance equipment and precision irrigation systems.

For additional information or to order sales materials, please visit www.colecapital.com or contact your Cole sales representative at 866-341-2653.

Cole Real Estate Investments • 2325 East Camelback Road, Suite 1100 • Phoenix, Arizona 85016
P: 602.778.8700 • F: 602.778.8780 • www.ColeCapital.com